Exhibit 99.1

  Zumiez Inc. Reports August 2006 Sales Results; Net Sales Increased 36.4% to
        $33.7 Million; August 2006 Comparable Store Sales Increased 4.7%

    EVERETT, Wash.--(BUSINESS WIRE)--Aug. 30, 2006--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended August 26, 2006 increased 36.4% to $33.7 million, compared to $24.7 million for the four-week period ended August 27, 2005. The company's comparable store sales increased 4.7% for the four-week period, versus a comparable store sales increase of 9.4% in the year ago period.
    To hear the Zumiez prerecorded August sales message, please dial
(877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

    About Zumiez Inc.

    Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 225 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

    CONTACT: Zumiez Inc.
             Brenda Morris, 425-551-1564
             or
             Integrated Corporate Relations
             Investors:
             Chad Jacobs/David Griffith, 203-682-8200